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                                                                    Exhibit 15.1





                               December 18, 2001



Board of Trustees and Shareholders of ProLogis Trust:

We are aware that ProLogis Trust has incorporated by reference in the Registration Statement (Form S-3) pertaining to the disposition of common shares owned by Security Capital Group Incorporated its Form 10-Q for the quarters ended March 31, June 30, and September 30, 2001 which include our reports dated May 9, August 10, and November 9, 2001, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), these reports are not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP